SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 16, 2010

Date of Report

March 16, 2010

(Date of earliest event reported)

Framewaves, Inc.

(Exact name of registrant as specified in its charter)

Nevada	33-2783-S	82-0404220
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1981 East 4800 South, Suite 100

Salt Lake City, UT  84117

 (Address of principal executive offices, including zip code)

(801) 272-9294

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     . Written communications pursuant to Rule 425 under the Securities Act

     . Soliciting material pursuant to Rule 14a-12 under the Exchange Act

     . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

     . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 16, 2010, the Company accepted the resignations of Susan Santage as President, Secretary and Treasurer  and as sole director of the Corporation.  Ms. Santage cited other commitments are such that she can no longer devote her attention and energy to the affairs of the Company and stated she had no issues or disagreements with the Company or its management.

Also on March 16, 2010, the Company appointed Mr. John Furlong to serve on the board of directors and to fill the position of President of the Company.  On the same date, the Company also appointed Ms. Valerie V. Vekkos to serve on the board of directors and to fill the position of Secretary of the Company.

Mr. Furlong, 47 years old, has been a contract manager and sales executive in the waste management industry since 1997.  From 2004 and until 2009, Mr. Furlong was employed with Consolidated Waste Management, LLC and from 2009 to present with Metro Enterprises, Inc.  He has previously served on the board of directors of two publically traded companies.  Mr. Furlong attended Marist College in Poughkeepsie, NY.

Ms. Vekkos, 52 years old, is an independent consultant with Zephyr Equities since 2005 where she provides consulting services for start-up and small businesses.  Ms. Vekkos has experience with public company compliance and filings.  She holds a Juris Doctor degree from the University of San Diego, School of Law and a Bachelor degree in Economics from Glassboro State College.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRAMEWAVES, INC.

/s/ John Furlong

John Furlong, President

Date: March 16, 2010